Exhibit 10.10

DAKOTA GOLD CORP.

2022 STOCK INCENTIVE PLAN

PERFORMANCE SHARE AGREEMENT

Pursuant to Dakota Gold Corp.’s (the “Company”) 2022 Stock Incentive Plan (the “Plan”), the Company made the following award of performance shares to you (the “Performance Shares”). The grant is subject to and governed by the Plan generally, and all capitalized terms not defined herein shall have the meanings given to such terms in the Plan.

Notice of Performance Share Award

Participant	[]
Grant Date	[]
Target Number of Performance Shares (“Target Performance Shares”)	[]
Overview

Pursuant to the terms and conditions set forth below, you may earn between 0% - 200% of the Target Performance Shares based on the value of the Company’s Shares over the Performance Periods described below, measured against the MVIS Global Junior Gold Miners Index (MVGDXJ). Except as set forth below under “Special Vesting Events,” you must be in Continuous Service (as defined below) from the Grant Date through the end of a Performance Period in order to earn any Performance Shares hereunder for such Performance Period.

Performance Periods	There shall be three Performance Periods, as follows:
	Performance Period	Target Performance Shares Eligible to Vest
	January 1, [] – December 31, []	1/3
	January 1, [] – December 31, []	1/3
	January 1, [] – December 31, []	1/3
Index	The performance of the Company’s Shares shall be measured against the MVIS Global Junior Gold Miners Index (MVGDXJ);

provided that, in the event that the MVIS Global Junior Gold Miners Index (MVGDXJ) is discontinued for any reason, the Committee shall have the right to designate a successor index in its sole discretion. The MVIS Global Junior Gold Miners Index (MVGDXJ), or such successor index as designated by the Committee in accordance with the preceding sentence, the “Index.”

Award Determination

Except as set forth below under the heading “Special Vesting Events,” the number of Performance Shares earned with respect to each Performance Period shall be determined by the Committee on or following the last day of the applicable Performance Period by applying the following formula: (x) the Target Performance Shares Eligible to Vest for such Performance Period (as identified in the table above under “Performance Periods”), multiplied by, (y) the Index Multiplier (defined and determined below).

The Index Multiplier shall be determined based on the Company’s performance against the Index for the relevant Performance Period, as follows:

Index Multiplier
●
If the Company Stock Price Performance exceeds the Index Performance by 50% or more for a Performance Period (calculated based on the amount by which the Company Stock Price Performance is greater than the Index Performance, expressed on a relative percentage basis measured against the Index Performance), the Index Multiplier shall be 200%

● If the Company Stock Price Performance equals the Index Performance for a Performance Period, the Index Multiplier shall be 100%

●
If the Company Stock Price Performance is lower than the Index Performance by 50% for a Performance Period (calculated based on the amount by which the Company Stock Price Performance is less than the Index Performance, expressed on a relative percentage basis measured against the Index Performance), the Index Multiplier shall be 50%

● If the Company Stock Price Performance is lower than Index Performance by more than 50% for a Performance Period (calculated based on the amount by which the Company Stock Price Performance is less than the Index Performance, and expressed on a relative percentage basis measured against the Index Performance), the Index Multiplier shall be 0%

In the event that Company Stock Price Performance relative to Index Performance for any Performance Period falls between any of the levels above, the Index Multiplier will be determined by using linear interpolation between the applicable values set forth above.

Annual Performance

For purposes of this Agreement, the “Company Stock Price Performance” with respect to any Performance Period shall be calculated as the percentage change (positive or negative) between the closing price of the Company’s Shares on the last trading day immediately preceding the first day of a Performance Period and the closing price of the Company’s Shares on the last trading day of such Performance Period, without regard to any dividends or dividend equivalents paid by the Company during such Performance Period.

For purposes of this Agreement, the “Index Performance” with respect to any Performance Period shall be calculated as the percentage change (positive or negative) between the closing price of the Index on the last trading day immediately preceding the first day of a Performance Period and the closing price of the Index on the last trading day of such Performance Period.

Special Vesting Events

Death/Disability

In the event of your death or Disability prior to the end of any Performance Period, the Performance Period will be deemed to have ended as of the date of death or Disability, and you will be entitled to receive one hundred percent (100%) of the Target Performance Shares eligible to vest during such Performance Period.

Employment Agreement

If you have an employment agreement with the Company that provides for accelerated vesting upon certain terminations of employment, your award shall vest upon any such enumerated termination of employment to the extent provided and pursuant to the terms and conditions of your employment agreement.

Continuous Service

The term “Continuous Service” shall mean your uninterrupted service to the Company or an Affiliate as an employee, non-employee director, or consultant. The Committee shall determine in its discretion whether and when your Continuous Service has ended (including as a result of any leave of absence); provided, however, that Continuous Service shall not be deemed to have ended in the event you retire or otherwise terminate as an employee but continue to perform services for the Company as a non-employee director or consultant.

Payment

Timing

The Company shall make payment in respect of each Performance Share that is earned hereunder following the certification of results for the applicable Performance Period, but in all events within seventy-four (74) days following the last day of such Performance Period.

In the event of your death or Disability or other termination of employment pursuant to which you are entitled to accelerated vesting under your employment agreement (if any), payment in respect of each Performance Share that is earned hereunder shall be made within seventy-four (74) days following the date of death or Disability or termination of employment, as applicable.

Form of Payment

Payment in respect of earned Performance Shares shall be made (i) by distributing a number of Shares equal to the number of Performance Shares earned, or (ii) through payment of cash equal to the Fair Market Value of the number of Shares that would otherwise be distributable as payment, with such Fair Market Value determined as of the date on which you earned the Performance Shares (i.e. the last day of the applicable Performance Period, or the date of death, Disability or termination of employment, as applicable), or (iii) through any combination thereof, as determined by the Committee in its sole discretion.

Valuation	The grant value of the Performance Shares will be their intrinsic value.
Dividend Equivalent Right	No Dividend equivalents will accrue with respect to the Performance Shares.

Stockholder Rights	You shall have no stockholder rights with respect to the Performance Shares.
Other Terms and Conditions	Are set forth in the accompanying Performance Shares Terms and Conditions and the Plan.

By your signature and the signature of the Company’s representative, you and the Company agree that the Performance Share award granted hereby is granted under and governed by the terms and conditions of the Plan and of this Performance Share Agreement (including this Notice of Performance Share Award and the accompanying Performance Share Terms and Conditions) (the “Grant Documents”). You hereby represent and acknowledge that you been provided the opportunity to review the Plan and the Grant Documents in their entirety, and you hereby agree to accept as binding, conclusive, and final all decisions or interpretations of the Administrator upon any questions relating to the Plan and the Grant Documents.

PARTICIPANT:	DAKOTA GOLD CORP.

Name:	Name:
Title:

Performance Share Terms and Conditions

The following terms and conditions apply to the Performance Shares award granted to you by the Company, as specified in the accompanying Notice of Performance Share Award.

1.Performance Share Award. Effective as of the Grant Date, the Company has issued to you a Performance Share award, as set forth in and subject to the terms and conditions of the Notice of Performance Share Award and these Performance Share Terms and Conditions (together, the “Grant Documents”), and the Plan (which is incorporated herein by reference).

2.Performance Shares Non-Transferable. The Performance Share award (and related rights) may not be sold, assigned, transferred by gift or otherwise, pledged, hypothecated, or otherwise disposed of, by operation of law or otherwise.

3.Number of Performance Shares Earned. Unless otherwise provided in the Plan, Performance Shares shall be earned in accordance with the terms and conditions set forth in the Notice of Performance Share Award.

4.Payment. Payment in respect of earned Performance Shares shall be made at the time(s) and in the form(s) set forth in the Notice of Performance Share Award.

5.Termination of Service; Forfeiture. Upon the termination of your Continuous Service for any reason, any portion of the Performance Share award that has not been earned or is not earnable in accordance with Paragraph 3 and the Notice of Performance Share Award shall immediately be forfeited. Upon forfeiture, you shall have no further rights with respect to such portion of the Performance Share award.

6.Tax Treatment; Section 409A. You may incur tax liability as a result of the receipt of the Performance Share award and payments thereunder. You should consult your own tax adviser for tax advice. You acknowledge that the Administrator, in the exercise of its sole discretion and without your consent, may amend or modify the Grant Documents in any manner, and delay the payment of any amounts thereunder, to the minimum extent necessary to satisfy the requirements of Section 409A of the Code. The Company will provide you with notice of any such amendment or modification. This Section does not, and shall not be construed so as to, create any obligation on the part of the Company to adopt any such amendments or to take any other actions or to indemnify you for any failure to do so.

7.Tax Withholding. You shall make appropriate arrangements with the Company to provide for payment of all federal, state, local or foreign taxes of any kind required by law to be withheld in respect of your Performance Shares. Such arrangements may include, but are not limited to, the payment of cash directly to the Company, withholding by the Company from other cash payments of any kind otherwise due you, or share withholding as described below. You may elect to satisfy the minimum statutory withholding obligations, in whole or in part, (i) by having the Company withhold shares otherwise issuable to you or (ii) by delivering to the Company Shares already owned by you. The shares delivered or withheld shall have an aggregate Fair Market Value not in excess of the minimum statutory total tax withholding obligations. In addition, to the extent provided by the Plan, you may elect to have the Company perform additional voluntary tax withholding through the withholding or delivery of shares up to the maximum statutory tax rates in your applicable jurisdictions. The Fair Market Value of the shares used for tax withholding purposes shall be determined by the Company as of the date on which taxation occurs. Shares used for tax withholding purposes must be vested and cannot be subject to any repurchase, forfeiture, or other similar requirements. Any election to withhold or deliver shares shall be irrevocable, made in writing, signed by you, and shall be subject to any restrictions or limitations that the Administrator, in its sole discretion, deems appropriate.

8.Consent Relating to Personal Data. Although you are not required to do so, you hereby voluntarily acknowledge and consent to the collection, use, processing and transfer of personal data as described in this Section 8. The Company and its subsidiaries hold, for the purpose of managing and administering the Plan, certain personal information about you, including your name, home address and telephone number, date of birth, social security number or other employee identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Performance Share and other equity awards or any other entitlement to shares awarded, canceled, purchased, vested, unvested or outstanding in your favor (“Data”). The Company and/or its subsidiaries will transfer Data among themselves as necessary for the purpose of implementation, administration and management of your participation in the Plan and the Company and/or any of its subsidiaries may each further transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located throughout the world, including the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consents herein in writing by contacting the Company.

9.Other Employee Benefits. Except as specifically provided otherwise in any relevant employee benefit plan, program, or arrangement, the Performance Share award evidenced hereby is not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pension or retirement benefits or similar payments.

10.Notices. Any notice required or permitted to be given hereunder shall be in writing and shall be given by hand delivery, by e-mail, by facsimile, or by first class registered or certified mail, postage prepaid, addressed, if to the Company, to its Corporate Secretary, and if to you, to your address now on file with the Company, or to such other address as either may designate in writing. Any notice shall be deemed to be duly given as of the date delivered in the case of personal delivery, e-mail, or facsimile, or as of the second day after enclosed in a properly sealed envelope and deposited, postage prepaid, in a United States post office, in the case of mailed notice.

11.Amendment. The Grant Documents may be amended by the Administrator at any time without your consent if such amendment is not materially adverse to your rights hereunder or is otherwise permitted herein. In all other cases, the Grant Documents may not be amended or otherwise modified unless evidenced in writing and signed by the Company and by you.

12.Relationship to Plan. Nothing in the Grant Documents shall alter the terms of the Plan. If there is a conflict between the terms of the Plan and the terms of the Grant Documents, the terms of the Plan shall prevail.

13.Construction; Severability. The section headings contained herein are for reference purposes only and shall not in any way affect the meaning or interpretation of these Performance Share Terms and Conditions. The invalidity or unenforceability of any provision of the Grant Documents shall not affect the validity or enforceability of any other provision thereof, and each other provision thereof shall be severable and enforceable to the extent permitted by law.

14.Waiver. Any provision contained in the Grant Documents may be waived, either generally or in any particular instance, by the Administrator appointed under the Plan, but only to the extent permitted under the Plan.

15.Binding Effect. The Grant Documents shall be binding upon and inure to the benefit of the Company and to you and your respective heirs, executors, administrators, legal representatives, successors and assigns.

16.Rights to Employment. Nothing contained in the Grant Documents shall be construed as giving you any right to be retained in the employ of the Company and the Grant Documents are limited solely to governing the parties’ rights and obligations with respect to the Performance Share award.

17.Governing Law. The Grant Documents shall be governed by and construed in accordance with the laws of the State of Nevada, without regard to the choice of law principles thereof.

18.Company Policies to Apply; Potential Clawback. The sale of any Shares received as payment under the Performance Share award is subject to the Company’s policies regulating securities trading by employees, all relevant federal and state securities laws and the listing requirements of any stock exchange on which the shares of the Company’s Shares are then traded. In addition, participation in the Plan and receipt of remuneration as a result of the Performance Share award is subject in all respects to any laws, regulations, or Company compensation policies related to clawback that may be in effect from time to time.

19.Section 409A Compliance. The Performance Share award is intended to comply with or be exempt from the requirements of section 409A of the Internal Revenue Code, and the Grant Documents shall be interpreted and administered in a manner consistent with such intent. You shall be solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on you in connection with the Performance Share award granted hereunder (including any taxes and penalties under Section 409A of the Code), and neither the Company nor any of its Affiliates shall have any obligation to indemnify or otherwise hold you harmless from any or all of such taxes or penalties.